Exhibit 99.1

NEWS RELEASE

CONTACT:
Becky Nichols	1780 South Bellaire Street	Listed: AMEX
Investor Relations (Ext. 104)	Suite 100	Trading Symbol: AMV
beckyn@amvproperties.com	Denver, CO 80222	www.amvproperties.com
Fax: (303) 296-7353

AMERIVEST PROPERTIES ANNOUNCES SALE OF FINANCIAL PLAZA

AND AMENDED LOAN AGREEMENTS WITH PRIMARY BANK GROUP

DENVER, CO,  January 23, 2006 — AmeriVest Properties Inc. (AMEX: AMV) announced today that it has completed the sale of Financial Plaza in Mesa, Arizona. Financial Plaza, a 310,838 square-foot Class A office property was sold for $55,000,000, or approximately $177 per square foot to Crescent Real Estate Equities Limited Partnership. AmeriVest will record a net gain on the sale of approximately $15.5 million for financial reporting purposes. The property was approximately 91% leased at the time of sale. The estimated net cash proceeds of approximately $30 million, after repayment of approximately $23 million in first mortgage debt and approximately $2 million in closing and related costs and adjustments, will be used to repay indebtedness under AmeriVest’s unsecured credit facility, leaving a balance due under this facility of less than $1 million. The sole remaining asset to be sold under AmeriVest’s strategic asset sale plan announced September 1, 2005, Keystone Office Park in Indianapolis, Indiana, is under contract.

AmeriVest also announced a further loan agreement with its primary bank group which amends its unsecured revolving credit agreement and reinstates a revolving credit facility of up to $10 million to be used for working capital and other limited corporate purposes. The revolver is secured by the Company’s Greenhill Park property and matures December 28, 2006. The amendment also modifies certain covenant requirements and collateral provisions and requires the Company to extend the employment agreement with its Chief Executive Officer through the maturity of the loan.

The Company also announced amendments to the Change in Control and Employment Agreements with two of its officers as follows: The term of the employment agreement with Charles Knight, President and CEO, was extended through December 31, 2006, which satisfies the employment agreement requirement of the new loan amendment. The term of the employment agreement with John Greenman, Chief Investment Officer, was extended 8 days through January 25, 2006 to allow Mr. Greenman to complete the Financial Plaza transaction announced today.

Copies of the amended loan agreement and employment agreements will be filed with the Securities and Exchange Commission in a Form 8-K, together with pro forma financial information relating to the Financial Plaza transaction described above.

Company Information

AmeriVest Properties Inc., with its principal office in Denver, Colorado, provides Smart Space for Small Business® in Denver, Phoenix, Dallas, and Indianapolis through the acquisition, repositioning and operation of multi-tenant office buildings in those markets. To receive AmeriVest’s latest news and information, visit our website at www.amvproperties.com.

In addition to historical information, this press release contains forward-looking statements and information under federal securities laws. These statements are based on expectations, estimates and projections about the industry and markets in which AmeriVest operates, management’s beliefs and assumptions made by management. While AmeriVest management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control. As such, these statements and information are not guarantees of future performance, and actual operating results may differ materially from what is expressed or forecasted in this press release. In particular, the factors that could cause actual operating results to differ materially include, without limitation, continued qualification as a real estate investment trust, the effects of general and local economic and market conditions, competition, regulatory changes, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development and acquisition activity, development and construction costs, insurance risks, the costs and availability of financing, potential liability relating to environmental matters and liquidity of real estate investments and other risks and uncertainties detailed in AmeriVest’s 2004 Annual Report on Form 10-K and from time to time in the Company’s filings with the Securities and Exchange Commission.